UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 20, 2010

RURAL/METRO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22056	86-0746929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9221 East Via de Ventura, Scottsdale, Arizona	85258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 606-3886

Former name and former address, if changed since last report: Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2010, Rural/Metro Corporation (the “Company”) announced that Michael P. DiMino, 52, was appointed President and Chief Executive Officer. In addition, Mr. DiMino will become a member of the Board of Directors effective June 1, 2010. The Company’s press release announcing Mr. DiMino’s appointment as President and CEO is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Mr. DiMino brings broad experience as a service industry leader for public and private companies across a variety of business sectors. Prior to joining the Company, Mr. DiMino was a resident executive with Morgenthaler Partners, a leading middle-market private equity firm. From 2008 until his appointment as the Company’s CEO, Mr. DiMino served as President and Chief Executive Officer of Affinity Special Apparel, Inc, a private company based in Cleveland, Ohio, which focuses on the acquisition and operation of companies with established brands in the uniform and specialty apparel market. From 2005 to 2008, Mr. DiMino served as President and Chief Executive Officer of Education Enrichment Resources, Inc., a private company based in Cleveland, Ohio, which distributes supplemental curriculum education products to K-12 schools nationwide. In addition, from 2001 to 2005, Mr. DiMino was President, Chief Executive Officer and Director of LESCO, Inc., a $585 million public company that was the nation’s largest distributor of leading landscape and lawn care products to lawn care professionals (now an operating company of John Deere).

The Company entered into an Executive Employment Agreement and a Change of Control Agreement with Mr. DiMino, which are filed as Exhibits 10.1 and 10.2 to this Form 8-K. Mr. DiMino’s initial term of employment is three years, with automatic one-year renewals thereafter. Mr. DiMino will receive the following compensation: (i) annual base salary of $550,000; (ii) participation in the Company’s Management Incentive Plan, with a targeted bonus equal to 85% of his annual base salary; and (iii) participation in Company’s 2008 Stock Incentive Plan.

Subject to Board approval, Mr. DiMino will receive an initial equity grant, pursuant to the 2008 Stock Incentive Plan, with an aggregate target value equal to $500,000, which will be equally divided between Restricted Stock Units and Stock Appreciation Rights. The RSUs and SARs will vest over a period of three years from the date of the grant. Thereafter, Mr. DiMino shall be eligible to receive further equity grants under the Plan, commencing with the annual cycle of grants to senior executives and other key employees scheduled for September 2012. The target annual value of future grants is expected to be $500,000.

Under his employment agreement, if Mr. DiMino’s employment is terminated by the Company without cause or by Mr. DiMino for good reason, other than in the two-year period following a change in control of the Company, Mr. DiMino is entitled to the following: (i) payment of any earned but unpaid base salary and any unreimbursed business expenses up to and including the date of termination; (ii) continuation of his annual base salary for 24 months for terminations effective prior to the end of the initial term of his employment and for 18 months for terminations effective on or after the end of the initial term; and (iii) payment of any unpaid incentive compensation or bonus pursuant to the MIP, which was earned in or payable with respect to performance during the plan year immediately prior to the plan year in which the termination occurs.

Pursuant to the Change of Control Agreement, if Mr. DiMino’s employment is terminated by the Company without cause or by Mr. DiMino for good reason, within the two-year period following a change of control of the Company, Mr. DiMino is entitled to a severance payment equal to the sum of (i) two times the higher of (x) his annual base salary on the date of termination of his employment, or (y) his annual base salary on the day preceding the change of control, and (ii) two times the higher of (x) his average annual incentive compensation paid pursuant to the MIP for the two years prior to termination of his employment or (y) his annual incentive compensation, pursuant to the MIP, for the two years preceding the year in which the change of control occurred.

Mr. DiMino is subject to restrictive covenants during and following his employment, including non-competition and non-solicitation covenants, which are applicable for 24 months following termination of employment. Change of control, cause, good reason, competitor and other applicable terms are defined in the Executive Employment Agreement. The foregoing summary of the terms of Mr. DiMino’s employment is qualified in its entirety by reference to the full text of the Executive Employment Agreement and the Change of Control Agreement, which are filed as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Executive Employment Agreement by and between Michael P. DiMino and Rural/Metro Corporation, dated May 20, 2010

10.2	Change of Control Agreement between Michael P. DiMino and Rural Metro Corporation, effective June 1, 2010

99.1	Press release of Rural/Metro Corporation dated May 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2010	RURAL/METRO CORPORATION

	By:	/S/ KRISTINE B. PONCZAK
	Name:	Kristine B. Ponczak
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement by and between Michael P. DiMino and Rural/Metro Corporation, dated May 20, 2010

10.2	Change of Control Agreement between Michael P. DiMino and Rural Metro Corporation, effective June 1, 2010

99.1	Press release of Rural/Metro Corporation dated May 24, 2010